UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  X

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     XDefinitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to Section 240.14a-12

WEIS MARKETS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    XNo fee required.

Fee Computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Notice of Annual Meeting of Shareholders of

WEIS MARKETS, INC.

To Be Held On

APRIL 23, 2015

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of the Shareholders (the “Annual Meeting”) of Weis Markets, Inc. (the "Company"), will be held on Thursday, April 23, 2015, at 10:00 a.m., Eastern Daylight Time, at the principal executive offices of the Company, 1000 South Second Street,  Sunbury,  Pennsylvania 17801, for the following purposes:

1.	Election of Directors: To elect six directors to serve, subject to provisions of the by-laws, until the next Annual Meeting of Shareholders or until their respective successors have qualified;
2.

Ratification of Appointment of the Independent Registered Public Accounting Firm: To approve the appointment of the independent registered public accounting firm for the fiscal year ending December 26, 2015;

3.	Other Business: To act upon such other business as may properly come before such meeting, or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 6, 2015, as the record date for the Annual Meeting.  Only holders of shares of Common Stock of record at that time will be entitled to receive notice and vote at the Annual Meeting, and may vote by proxy (i) on the Internet, (ii) by telephone or (iii) by signing and dating a proxy card and returning it to the Company.

This summary is qualified in its entirety by the detailed information contained within the Proxy Statement.

Important Notice Regarding Availability of Proxy Materials for Weis Markets, Inc.

Annual Meeting of Shareholders to be Held on April 23, 2015

This Proxy Statement, the form of proxy card, the Notice and the Company’s Annual Report on Form 10-K are available at http://www.weismarkets.com/financial.html.

By Order of the Board of Directors,

Harold G. Graber

Secretary

March 12, 2015

Sunbury,  Pennsylvania

WEIS MARKETS, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is being furnished to all shareholders of record as of March 6, 2015, the record date of the Company, in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the 2015 Annual Meeting.   The Annual Meeting will be held on Thursday, April 23, 2015, at 10:00 a.m. Eastern Daylight Time, at the principal executive offices of the Company, 1000 South Second Street,  Sunbury, Pennsylvania 17801.

INFORMATION CONCERNING THE SOLICITATION

The Company is sending an “Important Notice of Availability of Proxy Materials for the Annual Meeting of Shareholders of Weis Markets, Inc.” (the “Notice”) to its shareholders on or about March 12, 2015.  The Company is providing access to its proxy materials over the Internet under rules adopted by the Securities and Exchange Commission (the “SEC”).  All shareholders have the ability to access the proxy materials on the website identified in the Notice or to request a printed copy of proxy materials.  The Notice provides instructions on how to access the proxy materials over the Internet, and how to request a printed copy of the proxy materials.  This Proxy Statement, the form of proxy card, the Notice and the Company’s Annual Report on Form 10-K are available at http://www.weismarkets.com/financial.html.

Subject to the conditions hereinafter set forth, the shares represented by each proxy executed will be voted at the Annual Meeting, or any adjournments or postponements thereof, in accordance with the specifications therein made.  Where there is no contrary choice specified, the proxy will be voted "FOR" each of the proposals as therein specified.

An executed proxy may be revoked by the person signing the same at any time before the authority thereby granted is exercised.  The revocation may be exercised at any time before the Annual Meeting by indicating the revocation in writing.  This revocation should be directed to the Judge of Elections, Weis Markets, Inc., 1000 South Second Street,  Sunbury, Pennsylvania 17801.  The proxy may also be revoked by voting in person at the Annual Meeting or by submitting a new proxy with a later date including a proxy given over the Internet or by telephone.

The Company has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, the Company is delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report on Form 10-K to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders.  This procedure reduces the Company’s printing costs, mailing costs and fees.  Shareholders who participate in householding will continue to be able to access and receive separate proxy cards.  Upon written or oral request, the Company will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report on Form 10-K to any shareholder at a shared address to which the Company delivered a single copy of any of these documents.  To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report on Form 10-K, shareholders may write the Company at its address set forth on page 1, by telephoning 1-866-999-WEIS (9347), or via email at financial_reports@weismarkets.com.

VOTING SECURITIES, RECORD DATE AND VOTING RIGHTS

As of March 6, 2015, the record date for the Annual Meeting, the number of outstanding shares of Common Stock was 26,898,443.  The presence, in person or by proxy, of at least 13,449,222 shares will constitute a quorum.

Only holders of Common Stock of the Company of record at the close of business on March 6, 2015 will be entitled to notice of and to vote on all matters at the Annual Meeting and at any adjournment thereof.  Each holder of Common Stock will be entitled to one vote for each share of stock so held and to cumulative voting rights in the election of directors.  Under cumulative voting, a shareholder, or the shareholder’s proxies, may vote the number of shares of stock owned by the shareholder multiplied by the number of directors to be elected, and the shareholder may cast all of such votes for a single director nominee or distribute them among two or more director nominees.  If you wish to cumulate your votes, you must vote by using a proxy card rather than voting by telephone or the Internet.

Directors are elected by a plurality vote of all votes cast at the Annual Meeting.  The ratification of the appointment of the independent registered public accounting firm (“independent auditors”) requires the affirmative vote of a majority of all votes cast at the Annual Meeting.  Abstentions and broker “non-votes” will be treated as present for purposes of determining a quorum, but will not affect the election of directors or other matters submitted to the vote of shareholders.  A broker “non-vote” occurs when a shareholder has not provided voting instructions to its broker for a non-routine item because the New York Stock Exchange (“NYSE”) precludes brokers from giving a proxy to vote on a non-routine item.  The election of directors (Proposal No. 1) is a non-routine item under the NYSE rules.  The ratification of the independent auditors (Proposal No. 2) is a routine matter.

The Company’s by-laws specify that notice of any matter to be brought before an annual meeting by a shareholder must be received at the principal executive offices of the Company no later than the notice deadline described under the caption “Shareholders’ Proposals for Next Annual Meeting.”  Management does not intend to bring any other matters before the Annual Meeting, and does not know of any other matter that is eligible for action at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company believes that the proposed nominees for election as directors are willing to be elected as such, and it is intended that the persons named in the accompanying form of proxy or their substitutes will vote for the election of these nominees, unless specifically instructed to the contrary on the form of proxy.  However, if any nominee, at the time of the election, is unable or unwilling to serve, or is otherwise unavailable for election, and in consequence other nominees are designated, the persons named in the proxy or their substitutes shall have discretion or authority to vote or refrain from voting in accordance with their judgment on the other nominees.

The Company requires its directors to possess the experience and skills necessary to oversee the management of the Company in the interest of the Company and its shareholders. The Board will consider for nomination a candidate who:

•	has the highest personal and professional ethics, integrity and values;
•	consistently exercises sound and objective business judgment;
•	has significant appropriate senior management and leadership experience;
•	is able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board meetings, Board committee meetings and annual shareholder meetings; and
•	will be committed to building sound, long-term Company growth.

When considering a person to be recommended for re-nomination as a director, the Board will consider, among other factors, the attendance, preparedness, participation and candor of the individual as well as the individual’s satisfaction of the above-mentioned criteria.  The Board believes the current Board members meet these criteria to effectively serve the Company.  The description of each nominee set forth below includes biographical information, on a director by director basis, which highlights the specific experience, background and education of each nominee that led the Board to conclude each director should serve on the Board.

The Board recommends a vote “FOR” the election of the nominees named below, each of whom has consented to be named as a nominee and to serve if elected.  All of the nominees were elected to the Board at the 2014 Annual Meeting.  The following table and accompanying footnotes set forth information about each Board nominee as of March 6, 2015:

		Principal Occupation and any
		Position with the Company;		Director
Name		Other Reporting Company Directorships	Age	Since
Robert F. Weis	(1)	Chairman of the Board	95	1947

Jonathan H. Weis	(2)	Vice Chairman, President and	47	1996
		Chief Executive Officer

Harold G. Graber	(3)	Senior Vice President of Real Estate and Development	59	2011
		and Secretary

Edward J. Lauth III	(4)	Chief Executive Officer	60	2012
		Shaner Capital, L.P.

Gerrald B. Silverman	(5)	President and Chief Executive Officer	56	2010
		The Jewish Federations of North America

Glenn D. Steele Jr.	(6)	President and Chief Executive Officer	70	2009
		Geisinger Health System

(1)

Robert F. Weis.  The Company has employed Mr. Weis since 1946.  Mr. Weis served as Chairman and Treasurer from 1995 until April 2002, at which time he was appointed Chairman of the Board (“Chairman”).  Robert F. Weis is the father of Director Jonathan H. Weis, brother of Ellen W. P. Wasserman who is also a beneficial owner of more than 5% of the Company’s Common Stock and the uncle of Kathryn J. Zox, Thomas H. Platz and James A. Platz who control more than 5% of the Company’s Common Stock through EKTJ Management LLC.

Mr. Weis’ extensive food retailing career with the Company provides the Board with a unique insight into the Company and its business, and adds a critical perspective to all aspects of the Board’s responsibilities, including strategy, operations, financial considerations, risk management and corporate governance that defines the Company.

(2)

Jonathan H. Weis.  The Company has employed Mr. Weis since 1989.  Mr. Weis served the Company as Vice President of Property Management and Development from 1996 until April 2002, at which time he was appointed as Vice President and Secretary.  In January of 2004, the Board appointed Mr. Weis as Vice Chairman and Secretary (“Vice Chairman”).  Mr. Weis became the Company's interim President and Chief Executive Officer effective September 21, 2013 and was appointed as President and Chief Executive Officer on February 11, 2014.  Jonathan H. Weis is the son of Director Robert F. Weis.

Mr. Weis has been employed by the Company for more than 20 years.  Throughout his employment, he has diverse and extensive experience with the Company in the areas of real estate, property management, procurement, merchandising and store operations.  This experience provides him with a vision for the Company’s future as well as in-depth knowledge of the operational risks facing the Company.  His position as CEO also allows him to provide essential insight and guidance to the Board from an inside perspective of the day-to-day operations.

(3)

Harold G. Graber.  Mr. Graber joined the Company in 1989 as its Director of Real Estate, after spending 12 years in real estate/store development with a Mid-West retailer.  Mr. Graber has served the Company as Vice President for Real Estate since 1996 and in February 2010, was promoted to Senior Vice President of Real Estate and Development.  In February 2014, Mr. Graber also became Secretary of the Company.

Mr. Graber currently oversees the Company’s real estate, property management and maintenance, and lease administration.  Mr. Graber is also in charge of store planning, engineering, architecture, construction, “Not For Resale” procurement and utilities.  The Company’s legal activities and sustainability initiatives are also part of Mr. Graber’s management responsibilities.  Mr. Graber’s intimate experience with the Company’s store development and planning objectives provides important information to the Board.

(4)

Edward J. Lauth III.  Mr. Lauth has served as Chief Executive Officer of Shaner Capital, L.P. since 2011.  Shaner has interests in energy parks and real estate development in Pennsylvania.  In addition, Mr. Lauth is the CEO of Hydro Recovery (frac water treatment) in Blossburg, Pennsylvania.  Since 2004 Mr. Lauth has also served as Managing General Partner of Governor's Harbour Resort & Marina, Ltd., which was formed by Mr. Lauth in 2004 to develop 270 acres on the island of Eleuthera in the Bahamas.  As an entrepreneur and businessman, Mr. Lauth founded AquaPenn Spring Water Company in 1988, which went public (APN:NYSE) in 1998 and was later acquired by Group Danone in 1999.  Mr. Lauth was the developer of Baby's Burgers and Shakes, a landmark 1950's diner, and two hi-rise residential and student condominium projects in State College, Pennsylvania.  Mr. Lauth's community service commitments include his positions as past Chairperson of the Center County United Way and past Chairman of the Suzanne Pohland Paterno Student Faith Center at Penn State University.

Mr. Lauth has had an extensive career in sales, marketing and real estate development.  This combined experience along with Mr. Lauth’s entrepreneurial skills provides the Board with a valuable perspective.

(5)

Gerrald B. Silverman.  Mr. Silverman has served as President and Chief Executive Officer of The Jewish Federations of North America, an organization representing 151 Jewish Federations and 300 independent Jewish communities, since 2009.  Before joining The Jewish Federations, Mr. Silverman served as President of the Foundation for Jewish Camp, the only non-profit national organization dedicated to raising awareness and support of non-profit Jewish resident camps.  For a decade before that, Mr. Silverman held a range of executive positions at the Stride Rite Corp. of Boston, including President of its International Division; President, Stride Rite Children’s Group; and President, Keds Corp.  Between 1979 and 1994 Mr. Silverman held several senior executive positions at Levi Strauss & Co. in San Francisco, CA.  Mr. Silverman also serves as a Director on the Board of the University of Maryland Hillel.

Mr. Silverman is a highly experienced leader in the North American Jewish community and longtime corporate executive, with over 25 years of experience.  Mr. Silverman’s extensive executive level management background within other retail industries is a valuable resource for the Board.

(6)

Glenn D. Steele Jr.  Dr. Steele has served as President and Chief Executive Officer of Geisinger Health System, an integrated health services organization in central and northeastern Pennsylvania nationally recognized for its innovative use of the electronic health record and the development and implementation of innovative care models, since 2001.  Dr. Steele previously served as the Dean of the Biological Sciences Division and the Pritzker School of Medicine and as Vice President for Medical Affairs at the University of Chicago, as well as the Richard T. Crane Professor in the Department of Surgery.  Dr. Steele serves on several boards including Bucknell University’s Board of Trustees, Cepheid and Wellcare Health Plans, Inc.  Dr. Steele most recently served as Board Chairman for Premier Inc., former Trustee on the Temple University School of Medicine Board of Visitors and Harvard Medical Faculty Physicians Board at Beth Israel Deaconess Medical Center.

Dr. Steele’s extensive background in the health care industry provides the Company with pharmaceutical and healthcare related expertise.  Dr. Steele’s experience as a director on other boards and his overall business and financial leadership perspective is a valuable asset to the Board.

On March 1, 2009, the Company hired Kurt A. Schertle as its Vice President of Sales and Merchandising, which included the responsibility of overseeing the Marketing Department.  In February 2010, Mr. Schertle was promoted to Senior Vice President of Sales and Merchandising.  In July 2012, Mr. Schertle was promoted to Executive Vice President of Sales and Merchandising at which time, he assumed the additional responsibility of overseeing the Company’s Supply Chain.  In September 2013, Mr. Schertle assumed the additional responsibility of overseeing Store Operations and Mr. Schertle was promoted to Chief Operating Officer in March 2014.  Prior to being hired by the Company, Mr. Schertle was President and Chief Operating Officer of Tree Top Kids, Inc., a specialty toy retailer.  One year and four months after Mr. Schertle left that company, on March 11, 2010, an involuntary petition of bankruptcy was filed against Tree Top Kids, Inc.

Independence of Directors

The Board has determined that Directors Lauth, Silverman and Steele are independent within the meaning of the listing standards of the NYSE.  An independent director is defined as a director who has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

Companies listed on the NYSE must comply with certain standards regarding corporate governance, as codified in Section 303A of the Listed Company Manual of the NYSE, with some exceptions.  A company of which more than 50% of the voting power is held by an individual, a group or another company is not required by the NYSE to comply with the requirements of Sections 303A.01 Independent Directors, 303A.04 Nominating/Corporate Governance Committee or 303A.05 Compensation Committee.  Robert F. Weis, Chairman, and Ellen W. P. Wasserman, his sister, control approximately 53.4% of the voting power.  They have agreed to act together for the purpose of voting their shares of Common Stock and thus constitute a group within the meaning of these rules.

As permitted by the NYSE rules, the Company does not have a majority of independent directors.  As of March 12, 2015, the Company’s Audit Committee and Compensation Committee are comprised of all independent directors.

Board Committees and Meeting Attendance

Board of Directors.  The Company's Board held four regular meetings and one special meeting during fiscal 2014.  No director attended fewer than 75% of the aggregate meetings of the Board and all Board committees on which the director served.  All directors attended the 2014 Annual Meeting.

Under the policies of the Board, directors are expected to attend regular Board meetings, Board committee meetings, the Annual Meeting and any special meetings of the shareholders.  Participation is permissible by means of conference telephone or similar communications equipment.

Audit Committee.  The Audit Committee is comprised of three independent non-employee directors, as required by the NYSE listing standards.  The Audit Committee acts independently to review the scope and engagement results of the independent auditors and the adequacy of the Company's internal and financial controls.  Information regarding the functions performed by the Audit Committee is set forth in the “Audit Committee Report” included in this Proxy Statement.  The Audit Committee is governed by a written charter approved by the Board.  A copy of this charter is available on the Company’s corporate governance website at http://www.weismarkets.com/about-weis/corporate-information/governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

The 2014 Audit Committee was comprised of Directors Lauth, Silverman and Steele.  Mr. Lauth served as Chairman of the Audit Committee.  The Audit Committee held four regular meetings and four special meetings during fiscal 2014.

The Board has determined that all Audit Committee members are financially literate under the listing standards of the NYSE.  The Board also determined that all Audit Committee members were “audit committee financial experts” in fiscal 2014 and all Audit Committee members are “audit committee financial experts” in fiscal 2015, as defined in Item 401(h) of Regulation S-K, and all members of the Audit Committee are “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and the listing standards of the NYSE.

Compensation Committee.  The Compensation Committee is currently comprised of three independent non-employee directors.  The Compensation Committee is responsible for developing policies and programs, and making recommendations about compensation arrangements for senior management to the Board.  The Compensation Committee is governed by a written charter approved by the Board, which is available on the Company’s corporate governance website at http://www.weismarkets.com/about-weis/corporate-information/governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

The 2014 Compensation Committee was comprised of Directors Lauth, Silverman and Steele.  Mr. Silverman served as Chairman of the Compensation Committee.  The Compensation Committee held four meetings during fiscal 2014.  The Company’s Chairman and the CEO are not members of the Compensation Committee; however, the Compensation Committee seeks input from them regarding the performance of the other executive officers.  The Compensation Committee has in the past sought assistance from consulting firms specializing in compensation and benefits and may do so in the future.  Any such consulting firm that is hired will be independent under applicable NYSE rules.

Corporate Governance Matters

The Company has adopted Corporate Governance Guidelines which are available on the Company’s corporate governance website at http://www.weismarkets.com/about-weis/corporate-information/governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

Board Leadership Structure.    The Company separates the roles of Chairman and CEO in recognition of the differences between the two roles.  Article V Section 5.5 of the Company’s by-laws states that the Chairman shall preside at all meetings of the shareholders and the Board.  The by-laws also state that the CEO shall have the general charge and supervision of the business of the Company and shall exercise or perform all the powers and duties usually incident to the office of CEO.  The CEO is responsible for the day-to-day leadership and performance of the Company.  In the absence of the Chairman, the Vice Chairman shall preside at all meetings of the shareholders and of the Board.  The Company believes the current leadership structure is the most appropriate structure at the time of filing.

The Board’s Role in Risk Oversight.  The Board oversees the management of risks inherent in the operation of the Company’s business.  It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company.  The Board has oversight responsibility of the processes established to monitor systems for material risks applicable to the Company.  Each of the Board’s Committees also oversees the management of Company risks that fall within the Committees’ areas of responsibility.  In performing this function, each Committee has full access to management, as well as the ability to engage advisors.  As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures.  The Audit Committee gives updates to the Board at its regular meetings, including financial and information technology risks.  In connection with its risk management role, the Audit Committee also meets privately with the Company’s independent auditors, the Chief Internal Auditor and the Chief Financial Officer quarterly.  As part of its responsibilities as set forth in its charter, the Compensation Committee reviews the impact of the Company’s executive compensation program and the associated incentives to determine whether they present a significant risk to the Company.  Based on this review, the Compensation Committee concluded its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Code of Business Conduct and Ethics.  The Company has adopted a “Code of Business Conduct and Ethics” that applies to all of its directors, officers and employees.  Separately, the Company also adopted a “Code of Ethics for CEO and CFO” specific to its chief executive officer, chief financial officer, corporate controller and any person performing similar functions.  The Company has made both documents available on its corporate governance website at http://www.weismarkets.com/about-weis/corporate-information/governance or by request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

Non-Management Independent Directors.    To empower non-management independent directors to serve as a more effective check on management, the non-management independent directors of the Company have met at regularly scheduled executive sessions without management.  The 2014 non-management independent directors were Directors Lauth, Silverman and Steele.  Dr. Steele presided over the four meetings held during fiscal 2014.  Shareholders or interested parties wishing to communicate directly with the non-management independent directors as a group may do so as set forth in “Shareholder or Interested Parties Communications.”

Board Nominations.    Based upon the stock ownership of the principal shareholders, the Company determined it would be better served by having the full Board review nominating and corporate governance issues rather than establishing separate committees.  Therefore, there is no nominating committee charter.

If the Board determines there is a need to add or replace a director, the following criteria are considered for each recommended candidate.  The candidate (a) has the highest personal and professional ethics, integrity and values; (b) consistently exercises sound and objective business judgment; (c) has significant appropriate senior management and leadership experience; (d) is able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board meetings, Board committee meetings and annual shareholder meetings and (e) will be committed to building sound, long-term Company growth.

The Company does not have a formal policy with respect to considering diversity.  However, its Corporate Governance Guidelines state that the Board seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise.  This assessment will include an individual’s qualification as independent, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board.  Chosen candidates are extended invitations to join the Board.  If a candidate accepts, he or she is formally nominated.

The Board will consider nominees brought to the attention of the Board by an eligible shareholder, a non-management independent director, the CEO, any other executive officer or other appropriate sources.  The Company’s by-laws require that any shareholder intending to nominate a candidate for election as a director must give written notice, containing specified information, to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications,” not later than the notice deadline specified in the by-laws, which is 120 calendar days before the anniversary of the date that the Company’s Proxy Statement was released to shareholders in connection with the previous year’s Annual Meeting.  The notice should include the name and address of both the eligible shareholder and the candidate and the qualifications of the candidate being recommended.  A copy of the by-law provision concerning shareholder nominations will be furnished to any shareholder upon written request to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”

The Board does not have a formal process for identifying and evaluating candidates for director.  It is not anticipated that the process for evaluating a nominee would differ based on whether the nominee is recommended by an eligible shareholder.

Board Recommendation and Vote Required

As stated in each nominee’s biography above, the six candidates possess all of the experience, qualifications, attributes and skills appropriate for functioning as a board.  No notices from shareholders intending to nominate a candidate for election as a director were received with respect to the 2015 Annual Meeting.  Therefore, only the six nominees named above, or a substitute nominee of the Board, will be eligible for election at the Annual Meeting.  The six candidates receiving the highest numbers of votes cast by the holders of Common Stock voting in person or by proxy will be elected as directors.  The Board of Directors recommends a vote “FOR” the election of the six nominees named above.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Throughout this Proxy Statement, the individuals who served as the Company’s CEO and CFO at the end of fiscal 2014, as well as the other individuals included in the “Summary Compensation Table,” are referred to as the “Named Officers.”

Compensation Philosophy and Objectives

The primary objective of the Company’s executive compensation program is to attract and retain qualified executives, which is critical to the ongoing success of the Company.  This primary objective is achieved by providing a combination of base salary, annual cash incentives, health and welfare benefits, retirement benefits and perquisites that overall provide a complete compensation package that is competitive with executives at companies of comparable size and position in the retail business, while keeping compensation in line with the financial objectives of the Company.

Compensation Committee Discretion

The Compensation Committee has broad discretion to set the compensation paid to the Company’s Named Officers, subject to Board approval, as it may determine is in the best interest of the Company and its shareholders.  The exercise of discretion is an important feature of the Compensation Committee’s philosophy and provides the Compensation Committee with sufficient flexibility to respond to specific circumstances facing the Company.

Use of Comparable Data in Setting Executive Compensation Levels

The Company is engaged in a highly competitive industry.  As a result, the Compensation Committee annually examines compensation levels and trends in the labor market as part of its process in establishing compensation for the Company’s Named Officers.  In 2014, the Compensation Committee made the decision to provide a salary merit increase, ranging from 3% to 18%, to the Named Executive Officers.

The executive management team and the Compensation Committee regularly review publicly available survey data and proxy statements related to general industry executive compensation and peer company compensation programs.  Periodically, the Compensation Committee engages consulting firms specializing in compensation and benefits to assist in evaluating the compensation package that the Company provides to its Named Officers.  In connection with its consideration of 2014 compensation, the Compensation Committee decided to hire Towers Watson as a compensation consultant, and reviewed the services provided by Towers Watson with respect to executive compensation.

Towers Watson utilized its 2013 Compensation Data Bank (CDB) Retail/Wholesale Executive Compensation Survey to benchmark the total compensation for the Chairman and Vice Chairman.  Given the unique nature of the Chairman and the Vice Chairman roles, the survey for such officers was expanded to include data for these two positions from companies with revenues between one and ten billion dollars, with a median of two billion dollars, across all industries within Towers Watson’s public company database.  A list of the companies included in the survey is attached as Appendix 1 to this proxy statement.

Towers Watson also assessed the competitiveness of the Company’s executive compensation program by developing a peer group of 14 public companies of similar size and business profiles to the Company, to benchmark total compensation for the Chief Executive Officer, the Chief Operating Officer, the Executive Vice President of Sales and Merchandising, the Senior Vice President, Chief Financial Officer & Treasurer, and the Senior Vice President of Real Estate and Development.  The following companies were included in the Peer Group:

Big Lots Inc.	Ingles Markets, Incorporated	Sprouts Farmers Market, Inc.
Casey’s General Stores, Inc.	PetSmart, Inc.	The Fresh Market Inc.
Dollar Tree, Inc.	Roundy’s Inc.	The Pantry, Inc.
Fred’s, Inc.	Spartan Stores Inc.	Village Super Market, Inc.
Harris Teeter Supermarkets, Inc.	Susser Holdings Corporation

Towers Watson provided a briefing on current trends within the retail industry with respect to types of long-term incentives offered and eligibility for such programs, and typical practices with respect to the number and relative mix of vehicles (stock options, restricted stock, performance shares, and/or cash-based long-term incentives).

Towers Watson concluded that on average, the Company executives’ base salaries were competitive with (within 15% of) market median, except the Chief Financial Officer, who was 24% below median, at the 25th percentile.  The Company’s long-term incentive opportunities were below the market median and the program structures of its incentive compensation programs were not similar to market.  In general, the Company's total executive compensation program fell below the market median.  The Committee considered the Tower Watson reports in its compensation determinations for salaries and incentive awards, and in its modification of certain incentive programs as discussed below.

The Company competes with many larger companies for top executive-level talent, it generally sets compensation for Named Officers at the 75th percentile of compensation paid to similarly situated executives.  Variations to the base salary component may occur because of the individual’s experience level, job responsibilities and market factors.  The Compensation Committee also realizes that a primary difference between the Company’s executive compensation program and some of its peers’ compensation programs is the absence of an equity-based incentive plan.  This fact is strongly considered when evaluating discretionary contributions to the Supplemental Executive Retirement Plan (“SERP”) for the Named Officers.

2014 Executive Compensation Components

The Compensation Committee annually evaluates the performance of executive officers with the Chairman and CEO.  In performing its evaluations, the Compensation Committee relies upon written and verbal evaluations of each officer’s performance for the most recent fiscal year.  The CEO meets with the executive officers to discuss their efforts and accomplishments throughout the period from information deemed relevant both internally and in light of the competitive position of the Company in the industry.  These evaluations include qualitative factors such as the individual’s decision-making responsibilities, the professional experience required to perform given tasks, and their leadership and team-building skills.  Although executive compensation is not specifically related to corporate performance, the overall performance of the Company is a consideration in determining executive compensation.

Compensation for Named Officers is comprised of the following:

•	Base Salary
•	Non-Equity Incentive Plan
•	Retirement Plans
•	Vice Chairman Incentive Award Plan
•	Chief Executive Officer Incentive Award Plan
•	Long Term Incentive Plan
•	Perquisites

Base Salary:    The base salary component of the executive compensation program provides the foundation for a fair and competitive compensation package.  Although the Compensation Committee generally intends to set compensation for Named Officers at the 75th percentile of compensation paid to similarly situated executives, the Compensation Committee has the discretion to deviate from the 75th percentile of the compensation surveys as it may determine in its discretion.  The determination of base salaries is generally independent of the decisions regarding other elements of compensation, but some of the other elements of the compensation program are dependent on base salary, to the extent they are expressed as percentages of base salary.  In setting base salaries, the Compensation Committee considers each Named Officers' job responsibilities, value-added contributions to the Company and tenure.

Based on consideration of the criteria discussed above and the overall financial and operational success of the Company, the Compensation Committee approved a 3.0% increase in base salary for the Chairman, Mr. Robert F. Weis in fiscal 2014.   Mr. Jonathan H. Weis was promoted from Vice Chairman to Vice Chairman, President and Chief Executive Officer in February 2014.  In connection with his promotion, the Compensation Committee approved a 17.6% increase in base salary.  The Chairman and Vice Chairman, President and Chief Executive Officer base salaries were at 86.7% and 98.1%, respectively, of the 75% base salary quartile for similarly situated executives.  Upon Mr. Kurt A. Schertle’s promotion to Chief Operating Officer in March 2014, the Compensation Committee approved a 5.6% increase in base salary.  The base salary of the Chief Operating Officer is at 76.3% of the 75% base salary quartile for similarly situated executives.  The Compensation Committee approved a 10.4% and 12.6% increase in base salary for the Senior Vice President, Chief Financial Officer and Treasurer, Mr. Scott F. Frost, and the Senior Vice President of Real Estate and Development, Mr. Harold G. Graber, respectively, in fiscal 2014.  The base salaries of Messrs. Frost and Graber were at 76.2% and 70.0%, respectively, of the 75% base salary quartile for similarly situated executives.

Non-Equity Incentive Plan:    Since 2002, the Company's executive compensation program includes an annual non-equity incentive plan designed to reward certain key employees, including the Named Officers, for meeting specific financial objectives.  The Compensation Committee administers the non-equity incentive plan for management to provide the short-term incentive compensation element of the executive compensation program.  This short-term incentive is a cash-based performance incentive program designed to motivate and reward key employees for their contributions to factors and business goals that the Company believes drive its earnings and create shareholder value.  Incentive payout targets are established by job level within the Company as a percentage of base salary, and actual payouts are based on achievement of budgeted sales and operating income targets as approved by the Board annually.  Prior to implementation of this non-equity incentive plan in 2002, the Compensation Committee hired an independent compensation consulting firm to provide guidance on the basic plan structure.  In 2014, Towers Watson was utilized to evaluate the competiveness of the current non-equity incentive plan as compared to the market place and recommended changes to the plan, which the Board approved.  The changes to the plan included (i) adjusting the financial test percentages from 40% based upon budgeted sales and 60% based upon budgeted operating income to 30% and 70%, respectively, (ii) adjusting the applicable percentages for threshold, target and maximum metric hurdles, (iii) using interpolation rather than cliff vesting and (iv) adjusting the target and maximum percentages that the Named Officers can earn under the plan.  Actual non-equity incentive plan compensation amounts earned by the Named Officers are reflected in the “Summary Compensation Table” for the year earned.  The amounts which each Named Officer could have earned for fiscal 2014 based on performance at the threshold, target and maximum levels are shown in the “Grants of Plan-Based Awards” table below.

Mr. Robert F. Weis, Mr. Jonathan H. Weis, Mr. Schertle, Mr. Frost and Mr. Graber can earn up to 150%, 180%, 112.5%, 60% and 60%, respectively, of their base salary in the non-equity incentive plan.  The incentive targets for Mr. Robert F. Weis, Mr. Jonathan H. Weis, Mr. Schertle, Mr. Frost and Mr. Graber are 100%, 120%, 75%, 40% and 40%, respectively, of their base salary.  For fiscal 2014, 30% of the incentive award was based upon achievement of the budgeted total Company sales and 70% of the incentive award was based upon achievement of the budgeted total Company operating income for the Named Officers.  Company operating income was defined as U.S. GAAP “Operating Income.”  Threshold, target and maximum hurdles were established for the budgeted sales category, which allowed each Named Officer to earn 0%, 100% and 150%, respectively, of his total incentive award for achieving the specified results within the sales category.  Threshold, target and maximum hurdles were established for the operating income category, which allowed each Named Officer to earn 0%, 100% and 150%, respectively, of his total incentive award for achieving the specified results within the operating income category.  For achieving 97% through 103% of the budgeted sales target, the Named Officers can earn 0% to 150% of the sales incentive award.  For achieving 95% through 110% of the budgeted operating income, the Named Officers can earn 0% to 150% of the operating income incentive award.  The threshold, target and maximum hurdles for sales in fiscal 2014 were equal to a sales result of $2.7 billion, $2.8 billion and $2.9 billion, respectively.  The threshold, target and maximum hurdles for the operating income in fiscal 2014 were equal to an operating income result of $81.7 million, $86.0 million and $94.6 million, respectively.  The Company achieved 99.48% of the total budgeted sales earning the Named Officers 24.82% of their incentive targets (30% sales multiplied by 82.73% achieved).  The Company achieved 98.40% of total budgeted operating income, earning the Named Officers 47.65% of their incentive targets (70% operating income multiplied by 68.08% achieved).  The Named Officers earned 72.47% of their total incentive targets in fiscal 2014 (24.82% sales plus 47.65% operating income) based upon total Company performance.  In 2013, none of the minimum targets under the plan were met.

Retirement Plans:    The Company has a contributory retirement savings plan, the Weis Markets, Inc. Retirement Savings Plan, covering substantially all full-time associates.  The Company had a noncontributory profit-sharing plan, the Weis Markets, Inc. Profit Sharing Plan, covering eligible associates which included certain salaried associates, store management and administrative support personnel.  Effective December 1, 2009, the Weis Markets, Inc. Profit Sharing Plan was merged into the Weis Markets, Inc. Retirement Savings Plan (“the Plan”).  Both plans are qualified defined contribution plans.  The Named Officers along with other highly compensated employees have limited participation in the 401(k) portion of the Plan and are excluded from receiving contributions in the profit sharing portion of the Plan once their annual earnings exceed the limitations imposed by the Internal Revenue Code and the Regulations implemented by the Internal Revenue Service for highly compensated employees.  A few of the Named Officers continue to possess an investment account in the profit sharing portion of the Plan, resulting from their tenure with the Company prior to becoming a highly compensated employee.

Supplemental Executive Retirement Plan: Company contributions normally made to the qualified plans for the Named Officers are credited instead to the SERP, an unfunded, nonqualified deferred compensation plan.  The SERP account for each Named Officer is credited annually with the amount, if any, that would have been allocated to the participant’s qualified plans if he had not been excluded from participation in these qualified plans.  Although the SERP is primarily a replacement retirement plan, the Compensation Committee may at any time recommend to the Board discretionary amounts to be credited to the account(s) of one or more SERP participants.  Substantial risk of benefit forfeiture does exist for participants in the SERP.  The SERP provides the participant with the ability to direct his or her investments into one or more of the investment options made available through the plan.

Contributions to the SERP are determined in the same manner as contributions to participants in the Company’s qualified plans except for discretionary contributions.  Contribution allocations and earnings for the three components of the SERP are computed as follows:

a.

401(k) Portion of the Plan: The allocation of the employer 401(k) contribution is equal to 25% of the participant’s contribution for the allocation period, up to 4% of the participant’s compensation through March 31, 2012 and up to 6% of the participant’s compensation, effective April 1, 2012.  If a participant is age 50 or older during the calendar year, the participant may make additional contributions called "Catch-up" contributions.  The total Catch-up contributions for a calendar year may not exceed the Catch-up dollar limit set by law.  The limit was $5,500 in 2014 and will increase to $6,000 in 2015.  This limit will be indexed upward under federal law.  Base salary is the only element of compensation that is used in determining the amount of contributions permitted under the Plan.  By law, compensation in excess of $260,000 in 2014 and $265,000 in 2015 (as indexed upward under federal law) cannot be counted.  SERP participants can defer up to 50% of their base salary in the SERP.  Each amount credited to a participant’s SERP account for replacement of Company contributions normally made for 401(k) deferrals are invested by the participant in one or more of the investment options made available through the plan, except that amounts are only credited to the SERP account annually rather than quarterly as in the qualified plan.

b.

Profit Sharing Portion of the Plan: The allocation of the employer’s contribution to the Plan for each eligible participant is credited based on both flat dollar amounts and in relationship to the participant’s compensation for the plan year.  By law, compensation in excess of $260,000 in 2014 and $265,000 in 2015 (as indexed upward under federal law) cannot be counted.  Each amount credited to a participant’s SERP account for replacement of Company contributions normally made to the profit sharing plan is invested by the participant in one or more of the investment options made available through the plan.

c.

Discretionary: The Compensation Committee may at any time recommend to the Board discretionary amounts to be credited to the account(s) of one or more SERP participants.  Amounts credited to a participant’s SERP account for discretionary Company contributions are invested by the participant in one or more of the investment options made available through the plan.

The investment funds made available to the participants are managed by independent investment advisors.  For more information regarding the Company’s retirement plans, please refer to the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below and Note 6 to the Consolidated Financial Statements in the 2014 Annual Report on Form 10-K.

Deferred Compensation Agreement: The Company maintains an unfunded, nonqualified deferred compensation agreement with Robert F. Weis for the payment of specific amounts of annual retirement benefits to him or his spouse over their lifetime, with a guaranteed payment for their actuarially computed life expectancies.  The benefits are determined through actuarial calculations dependent on the age of the recipient, as specified in the plan document, using the 1971 Group Annuity Mortality Table (Plus 5 for Males) and an assumed discount rate of 7.5%.  The benefit payable on an annual basis to Robert F. Weis would be $1,877,238 if he had retired as of the date of this Proxy Statement.  For more information regarding this deferred compensation agreement, refer to the  “Pension Benefits” table below and Note 6 to the Consolidated Financial Statements in the Company’s 2014 Annual Report on Form 10-K.

Vice Chairman Incentive Award Plan:    On November 3, 2011, the Compensation Committee adopted the Company’s Vice Chairman Incentive Award Plan, with retroactive effect to July 1, 2011.  The Vice Chairman Incentive Award Plan was implemented in connection with the new Employment Agreement the Company entered into with Jonathan H. Weis, Vice Chairman of the Company, on November 3, 2011, with retroactive effect to July 1, 2011.  The purposes of the Vice Chairman Incentive Award Plan are to provide a strong financial incentive each year for performance of the Company’s Vice Chairman by making a significant percentage of the Vice Chairman’s total cash compensation dependent upon the level of corporate performance attained yearly, and to encourage Vice Chairman retention.  Mr. Weis may earn a supplemental cash incentive under the Company’s Vice Chairman Incentive Award Plan.  The Vice Chairman Incentive Award consists of a retention award equal to Mr. Weis’s base salary for the fiscal year (although in 2011 (and only 2011), the amount of the retention award was $334,750) and a profit performance award equal to the base salary for the fiscal year if the “Net Income” of the Company increases by 5% or more from the “Net Income” of the previous fiscal year (although in 2011 (and only 2011) the amount of the profit performance award was $334,750).  “Net Income” is the net income as set forth in the Company’s Consolidated Statements of Income, as contained in the audited financial statements of the Company in the Forms 10-K filed by the Company, but in comparing the Net Income for a particular fiscal year (the “Current Year”) to the Net Income of the prior fiscal year (the “Prior Year”), the Compensation Committee may take into account, in an objectively determinable manner, certain changes that occur between years, including in particular, changes that are due to the addition or disposition of stores.  For the past fiscal year, the Committee did not make any adjustments to the Company’s reported net income.  The maximum amount of the Vice Chairman Incentive Award payable under the Plan in any fiscal year is limited to $1,339,000 (although in 2011 (and only 2011) the maximum amount of the Incentive Award was limited to $669,500).  Although the right to receive awards under the plan are measured and determined on an annual basis, the payment of the award is contingent upon Mr. Weis’s continued employment with the Company, except in the case of a termination without cause or death.  Any awards under the plan were not scheduled to be paid until after December 31, 2016.  However, in connection with appointment of the Vice Chairman Jonathan H. Weis as President and Chief Executive Officer on February 11, 2014, the Vice Chairman Incentive Award Plan for Mr. Weis was terminated and replaced with the new Chief Executive Officer Incentive Award Plan described below, and the Compensation Committee approved a current payout of any previously earned awards through December 31, 2013 under the Vice Chairman Incentive Award Plan for Mr. Weis.

CEO Incentive Award Plan:    The Chief Executive Officer Incentive Award Plan was implemented in connection with the Amended and Restated Employment Agreement the Company entered into with Jonathan H. Weis, who served as Vice Chairman of the Company since 2004 and currently serves as Vice Chairman, President and Chief Executive Officer.  The Amended and Restated Employment Agreement commenced on January 1, 2014 and continues through December 31, 2016.  The purposes of the Chief Executive Officer Incentive Award Plan are to provide a strong financial incentive each year for performance of the Company’s Chief Executive Officer by making a significant percentage of the Chief Executive Officer’s total cash compensation dependent upon the level of corporate performance attained yearly, and to encourage Chief Executive Officer retention.  Mr. Weis may earn a supplemental cash incentive for each fiscal year under the Company’s Chief Executive Officer Incentive Award Plan consisting of a retention award and a performance award.  The retention award is equal to Mr. Weis’s annual base salary in effect as of the end of the fiscal year, multiplied by 1.375.  The performance award is equal to Mr. Weis’s annual base salary in effect as of the end of the fiscal year, contingent upon the achievement of specified performance requirements.  One-half of the performance award is based on the ratio of the Company's net sales in comparison to a net sales target for a plan year. The net sales ratio has a "threshold" which must be met in order to qualify for such performance award, a "target" which is the net sales target, and a "maximum" net sales ratio upon which a performance award may be made.  For fiscal 2014, the threshold is 97% of the net sales target and the maximum is 103% of the net sales target, with 0% performance achieved at threshold, 100% performance achieved at target and 150% performance achieved at maximum, and with interpolation used to determine the performance achieved between the threshold, target and maximum levels.  One-half of the performance award is based on the ratio of the Company's Modified Return On Invested Capital (the "MROIC") in comparison to the MROIC target for a plan year.  The MROIC ratio has a "threshold" which must be met in order to qualify for such performance award, a "target" which is the MROIC target, and a "maximum" MROIC ratio upon which a performance award may be made.  For fiscal 2014, the threshold is 98% of the MROIC target and the maximum is 105% of the MROIC target, with 0% performance achievement at threshold, 100% performance achieved at target and 150% performance achieved at maximum, and with interpolation used to determine the performance achieved between the threshold, target and maximum levels.  The Compensation Committee retains the right to adjust the target and related threshold and maximum levels at any time in their sole discretion.  Actual Chief Executive Officer Incentive Award Plan compensation earned by Mr. Weis for 2014 is reflected in the “Summary Compensation Table” for the year earned.  The amounts Mr. Weis could have earned for fiscal 2014 based on performance at the threshold, target and maximum levels are shown in the “Grants of Plan-Based Awards” table below.  Although the right to receive awards under the Chief Executive Officer Incentive Award Plan are measured and determined on an annual basis, except in the case of a termination without cause or death, no plan award will be paid to the participant until after December 31, 2016, provided that the participant remains employed as such from January 1, 2014 through December 31, 2016.

Mr. Weis can earn up to 343.8% of his annual base salary at the end of the fiscal year in the Chief Executive Officer Incentive Award Plan.  The incentive target for Mr. Weis is 275% of his annual base salary at the end of the fiscal year, being comprised of a retention target of 137.5% and a performance target of 137.5% (68.75% based on net sales and 68.75% based on MROIC).  The threshold, target and maximum hurdles for net sales in fiscal 2014 were equal to a net sales result of $2.7 billion, $2.8 billion and $2.9 billion, respectively.  The threshold, target and maximum hurdles for MROIC in fiscal 2014 were equal to a result of 9.50%, 9.69% and 10.18%, respectively.  The Company achieved 99.48% of the total budgeted net sales earning Mr. Weis 56.88% of his performance incentive target (68.75% net sales multiplied by 82.73% achieved).  The Company achieved 102.30% of total budgeted MROIC, earning Mr. Weis 84.55% of his performance incentive target (68.75% MROIC multiplied by 122.98% achieved).  Mr. Weis earned 278.93% of his total incentive targets in fiscal 2014 (137.5% retention plus 56.88% net sales plus 84.55% MROIC).

Recoupment Policy:  On July 14, 2014, with retroactive effect to January 1, 2014, the Company entered into an Amended and Restated Employment Agreement with Jonathan H. Weis.  The Employment Agreement contains a recoupment policy (commonly referred to as a clawback policy), which provides that if the Board determines that Mr. Weis has been incompetent or negligent in the performance of his duties or has engaged in fraud or willful misconduct in a manner that caused or contributed to the need for a material restatement of the Company’s financial results, the Board will review all performance-based compensation awarded to or earned by Mr. Weis on the basis of performance during fiscal periods affected by the restatement.  If the performance-based compensation would have been lower if it had been based on the restated results, the Board and the Company will, to the extent permitted by law, seek recoupment from Mr. Weis of any portion of such performance-based compensation deemed appropriate.

Long Term Incentive Plan:    In 2012, the Compensation Committee adopted the Company’s Long Term Incentive Plan, which was effective July 1, 2012.  The purposes of the Long Term Incentive Plan are to provide a strong financial incentive each year for performance of the participants by making a significant percentage of their total cash compensation dependent upon the level of corporate performance attained yearly, and to encourage their retention.  Messrs. Schertle, Frost and Graber may earn a supplemental cash incentive under the Company’s Long Term Incentive Plan.  The Long Term Incentive Plan provides an incentive equal to 50% of the participant’s base salary (effective at the end of the fiscal year) if, and only if, the “Net Income” of the Company increases by 5% or more from the “Net Income” of the previous fiscal year.  “Net Income” is the net income as set forth in the Company’s Consolidated Statements of Income, as contained in the audited financial statements of the Company in the Forms 10-K filed by the Company, but in comparing the Net Income for a particular fiscal year (the “Current Year”) to the Net Income of the prior fiscal year (the “Prior Year”), the Compensation Committee may take into account, in an objectively determinable manner, certain changes that occur between years, including in particular, changes that are due to the addition or disposition of stores.  For the past fiscal year, the Committee did not make any adjustments to the Company’s reported net income.  Although the right to receive awards under the plan are measured and determined on an annual basis, the payment of the award is contingent upon the participant’s continued employment with the Company in an employment position eligible under the plan for the entire term of the plan, except in the case of a termination without cause or due to a long term disability, in which case the participant is entitled to any earned, but unpaid incentive.  Any awards under the plan were not scheduled to be paid until after June 30, 2017.  However, in connection with the adoption of a new Long Term Incentive Plan as described below, the existing plan was terminated and replaced with the new plan, and the Compensation Committee approved a current payout of any previously earned awards through December 31, 2013 under the existing plan.

The Company’s new Long Term Incentive Plan was adopted by the Compensation Committee in 2014 and was effective for fiscal 2014 and continues until December 31, 2016.  The purposes of the new Long Term Incentive Plan are to reward incentive eligible associates for their contribution in providing consistent management, growing sales and increasing return on investment while providing the highest level of customer service. Messrs. Schertle, Frost and Graber are entitled to receive a supplemental cash incentive award for each fiscal year under the plan consisting of a retention award and a performance award.  The retention award is equal to the participant's base salary, in effect as of the end of the fiscal year, multiplied by the retention incentive target.  The performance award is calculated as a percentage of the participant's annual base salary in effect as of the end of the fiscal year, contingent upon the achievement of the specified performance requirements as approved by the Board annually.  One-half of the performance award is based on the ratio of the Company's net sales in comparison to a net sales target for a plan year. The net sales ratio has a "threshold" which must be met in order to qualify for such performance award, a "target" which is the net sales target, and a "maximum" net sales ratio upon which a performance award may be made.  For fiscal 2014, the threshold is 97% of the net sales target and the maximum is 103% of the net sales target, with 0% performance achieved at threshold, 100% performance achieved at target and 150% performance achieved at maximum, and with interpolation used to determine the performance achieved between the threshold, target and maximum levels.  One-half of the performance award is based on the ratio of the Company's Modified Return On Invested Capital (the "MROIC") in comparison to the MROIC target for a plan year. The MROIC ratio has a "threshold" which must be met in order to qualify for such performance award, a "target" which is the MROIC target, and a "maximum" MROIC ratio upon which a performance award may be made.  For fiscal 2014, the threshold is 95% of the MROIC target and the maximum is 110% of the MROIC target, with 0% performance achievement at threshold, 100% performance achieved at target and 150% performance achieved at maximum, and with interpolation used to determine the performance achieved between the threshold, target and maximum levels.  Actual Long Term Incentive Plan compensation amounts earned by the Named Officers are reflected in the “Summary Compensation Table” for the year earned.  The amounts which each Named Officer could have earned for fiscal 2014 based on performance at the threshold, target and maximum levels are shown in the “Grants of Plan-Based Awards” table below.  Although the right to receive awards under the plan are measured and determined on an annual basis, the payment of the award is contingent upon the participant’s continued employment with the Company in an employment position eligible under the Plan for the entire term of the plan and no plan award will be paid until after December 31, 2016, except in the case of death or reduction in work force, in which case the participant is entitled to any earned but unpaid incentive.

Mr. Schertle, Mr. Frost and Mr. Graber can earn up to 103.1%, 68.8% and 68.8%, respectively, of their annual base salary at the end of the fiscal year in the Long Term Incentive Plan.  The incentive target for Mr. Schertle is 75% of his annual base salary at the end of the fiscal year, being comprised of a retention target of 18.75% and a performance target of 56.25% (28.125% based on net sales and 28.125% based on MROIC).  The incentive target for Mr. Frost and Mr. Graber is 50% of their annual base salary at the end of the fiscal year, being comprised of a retention target of 12.5% and a performance target of 37.5% (18.75% based on net sales and 18.75% based on MROIC).  The threshold, target and maximum hurdles for net sales in fiscal 2014 were equal to a net sales result of $2.7 billion, $2.8 billion and $2.9 billion, respectively.  The threshold, target and maximum hurdles for MROIC in fiscal 2014 were equal to a result of 9.21%, 9.69% and 10.66%, respectively.  The Company achieved 99.48% of the total budgeted net sales earning Mr. Schertle 23.27% of his performance incentive target (28.125% net sales multiplied by 82.73% achieved) and earning Mr. Frost and Mr. Graber 15.51% of their performance incentive target (18.75% net sales multiplied by 82.73% achieved).  The Company achieved 102.30% of total budgeted MROIC, earning Mr. Schertle 31.36% of his performance incentive target (28.125% MROIC multiplied by 111.49% achieved) and earning Mr. Frost and Mr. Graber 20.90% of their performance incentive target (18.75% MROIC multiplied by 111.49% achieved).  Mr. Schertle earned 73.38% of his total incentive targets in fiscal 2014 (18.75% retention plus 23.27% net sales plus 31.36% MROIC).  Mr. Frost and Mr. Graber earned 48.91% of their total incentive targets in fiscal 2014 (12.50% retention plus 15.51% net sales plus 20.90% MROIC).

Perquisites:    The Company provides the Named Officers with perquisites that the Compensation Committee believes are reasonable and consistent with its overall executive compensation program.  The Named Officers are provided use of Company automobiles.  For security purposes, Mr. Robert F. Weis, Mr. Jonathan H. Weis and Mr. Schertle may use the Company aircraft for business, and for limited personal travel.  In addition, the Company pays for tax and advisory services for Mr. Robert F. Weis and Mr. Jonathan H. Weis.  The cost to the Company of the use of Company automobiles and the Company aircraft is calculated as prescribed by the Internal Revenue Service and is treated as taxable income to the Named Officers.  Please refer to Footnote 3 of the “Summary Compensation Table” for perquisite details.

Management of Compensation – Related Risk

The Company’s Board of Directors has considered and determined that risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the “Compensation Discussion and Analysis” and has discussed it with the executive management team.  Based upon its review and those discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement, which will be incorporated by reference in the Company’s 2014 Annual Report on Form 10-K.

Gerrald B. Silverman, Chairman

Edward J. Lauth III

Glenn D. Steele Jr.

COMPENSATION TABLES

Summary Compensation Table

The following table shows the compensation of the Company’s principal executive officer, the principal financial officer and three other officers with the highest total compensation paid or earned for fiscal 2014, 2013 and 2012 (the “Named Officers”).  The Company has employment agreements with the Chairman and the Vice Chairman, President and Chief Executive Officer.  The material terms of these agreements are discussed under “Potential Payments upon Termination of Employment or Change in Control” below.

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
				Incentive Plan	Deferred	All Other
Name and		Salary	Bonus	Compensation	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($) (1)	Earnings ($) (2)	($) (3)	($)
Robert F. Weis	2014	857,961	--	621778	1,235,683	152,815	2,868,237
Chairman of the Board	2013	832,858	--	--	85,253	156,409	1,074,520
	2012	800,825	--	520,536	250,489	175,874	1,747,724

Jonathan H. Weis	2014	848,678	--	3,068,889	--	125,135	4,042,702
Vice Chairman,	2013	721,810	--	721,810	--	118,973	1,562,593
President and	2012	694,048	--	1,699,905	--	117,442	2,511,395
Chief Executive Officer

Kurt A. Schertle	2014	467,613	--	600,332	--	231,420	1,299,365
Chief Operating Officer	2013	408,632	--	--	--	206,343	614,975
	2012	375,333	--	207,479	--	130,712	713,524

Scott F. Frost	2014	386,965	--	303,041	--	26,420	716,426
Senior Vice President,	2013	350,393	--	--	--	26,344	376,737
Chief Financial Officer	2012	336,917	--	172,098	--	30,909	539,924
and Treasurer

Harold G. Graber	2014	336,158	--	263,520	--	26,420	626,098
Senior Vice President of	2013	298,424	--	--	--	26,344	324,768
Real Estate Development

(1)

Represents the amount earned under the annual non-equity incentive plan described in “Compensation Discussion and Analysis,” plus any additional amounts under the applicable plans described below.  For Jonathan H. Weis, such amounts include $2,330,830, $721,810 and $1,339,000 for 2014, 2013 and 2012, respectively, earned under the Vice Chairman Incentive Award Plan and the Chief Executive Officer Incentive Award Plan described in “Compensation Discussion and Analysis.”  For 2014, the amount was earned under the Chief Executive Officer Incentive Award Plan and for 2013 and 2012 the amounts earned were under the Vice Chairman Incentive Award Plan.  The payment of such amount earned in 2014 is deferred under the plan until after December 31, 2016, except in the case of a termination without cause or death.  The plan provides that if prior to the end of the term, the officer’s employment is terminated without cause, the officer will be entitled to receive a payment based upon the date of the termination.  Refer to the “Potential Payments upon Termination of Employment or Change in Control” for Mr. Jonathan H. Weis, for possible step downs of payments.  In 2014, for Mr. Schertle, Mr. Frost and Mr. Graber such amounts include $346,167, $190,865 and $166,072, respectively, earned under the new Long Term Incentive Plan described in “Compensation Discussion and Analysis.”  The payment of such amounts earned in 2014 is deferred under the plan until after December 31, 2016, except in the case of death or reduction in work force, in which case the participant is entitled to any incentive earned under the plan.  In 2012, for Mr. Schertle and Mr. Frost such amount includes $97,250 and $84,500, respectively, earned under the prior Long Term Incentive Plan.

(2)	Represents the amount of the increase in the actuarial present value of Robert F. Weis’ accumulated benefits under the nonqualified deferred compensation agreement described under “Pension Benefits.”
(3)

“All Other Compensation” consists of contributions by the Company to the SERP and perquisite costs where applicable.  Except for the amounts specified within this footnote for the Named Officers, the amounts shown are for SERP contributions only.  Perquisites of $50,295, $53,890 and $73,125 are included in the amount for Robert F. Weis in 2014, 2013 and 2012, respectively, and consist of the cost for personal use of a Company car and $37,295, $40,890 and $60,125 in 2014, 2013 and 2012, respectively, for tax and advisory services.  Perquisites of $22,615, $16,454 and $14,692 are included in the amount for Jonathan H. Weis in 2014, 2013 and 2012, respectively, and consist of the cost for personal use of a Company car, the Company aircraft and tax and advisory services.  For Mr. Schertle a $100,000 special contribution was made to Mr. Schertle’s SERP account in each of 2014, 2013 and 2012.  In addition, a $25,000 discretionary contribution was made to Mr. Schertle’s SERP account in 2014 upon his promotion to Chief Operating Officer.  The 2014 Company contribution amounts to the SERP were estimated for purposes of this table, and the 2013 and 2012 amounts were adjusted to the actual contribution amounts.  Additional information concerning deferrals of earned compensation by the Named Officers to the SERP and other plan details are described under “Nonqualified Deferred Compensation.”

Grants of Plan-Based Awards

The following table shows the grants of plan-based awards made to the Named Officers for fiscal 2014.

	Estimated Possible Payouts
	Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Robert F. Weis
Non-Equity Incentive Plan (1)	--	857,961	1,286,942

Jonathan H. Weis
Non-Equity Incentive Plan (1)	--	1,018,413	1,527,620
Chief Executive Officer Incentive Award Plan (2)	--	1,182,500	2,956,250

Kurt A. Schertle
Non-Equity Incentive Plan (1)	--	350,710	526,065
Long Term Incentive Plan (3)	--	265,376	486,523

Scott F. Frost
Non-Equity Incentive Plan (1)	--	154,786	232,179
Long Term Incentive Plan (3)	--	146,320	268,254

Harold G. Graber
Non-Equity Incentive Plan (1)	--	134,463	201,695
Long Term Incentive Plan (3)	--	127,313	233,407

(1)

Represents the amounts that could have been earned by each of the Named Officers for fiscal 2014 for performance at the threshold, target and maximum levels under the Non-Equity Incentive Plan described in the “Compensation Discussion and Analysis.”

(2)

Represents the amounts that could have been earned by Mr. Weis for fiscal 2014 for performance at the threshold, target and maximum levels under the Chief Executive Officer Incentive Award Plan.  As described in the “Compensation Discussion and Analysis,” Mr. Weis would be entitled to (i) his annual base salary of $860,000 as of the end of the fiscal year multiplied by 137.5% if he remains employed for the entire fiscal year (which is not included as part of the “threshold” or a “target” award) and (ii) the same amount of his annual base salary as of the end of the fiscal year multiplied by the respective net sales and MROIC performance targets, as more particularly set forth in the plan description in the “Compensation Discussion and Analysis.”

(3)

Represents the amounts that could have been earned by each of Mr. Schertle, Mr. Frost and Mr. Graber for fiscal 2014 for performance at the threshold, target and maximum levels under the Long Term Incentive Plan.  As described in the “Compensation Discussion and Analysis,” (i) Mr. Schertle would be entitled to 18.75% of his base salary (as in effect at the end of the fiscal year) of $471,780, Mr. Frost would be entitled to 12.50% of his base salary (as in effect at the end of the fiscal year) of $390,187, and Mr. Graber would be entitled to 12.50% of his base salary (as in effect at the end of the fiscal year) of $339,501 if the participants remain employed for the entire fiscal year (these amounts are not included as part of the “threshold” or a “target” awards) and (ii) the same amount of their respective annual base salaries as in effect at the end of the fiscal year multiplied by the respective net sales and MROIC performance targets, as more particularly set forth in the plan description in the “Compensation Discussion and Analysis.”

Pension Benefits

The following table provides information concerning the value of Robert F. Weis’ accumulated benefits under the Company’s nonqualified deferred compensation agreement.

		Number	Present	Payments
		of Years	Value of	During Last
		Credited	Accumulated	Fiscal Year
Name	Plan Name	Service	Benefit ($) (1)	($)
Robert F. Weis	Nonqualified Deferred	68	8,820,578	--
Compensation Agreement

(1)

Although the participant is not eligible to receive a lump-sum payment, the pension benefit table is required to show a lump-sum present value based upon applicable interest rate and mortality assumptions.

Nonqualified Deferred Compensation

The Company maintains a SERP for certain of its associates.  The SERP is designed to provide retirement benefits and salary deferral opportunities because of limitations imposed by the Internal Revenue Code and the Regulations implemented by the Internal Revenue Service for highly compensated employees.  The plan is unfunded and accounted for on an accrual basis.  Participants in the plan have limited participation in the 401(k) portion of the Retirement Savings Plan and are excluded from receiving contributions in the qualified profit sharing portion of the Retirement Savings Plan once their annual earnings exceed the IRS limitations.  Based upon recommendation from the Compensation Committee, the Board annually determines the amount of the allocation to the SERP.

The allocation among the various plan participants is made in both flat dollar amounts and in relationship to their compensation.  Plan participants are 100% vested in their accounts after six years of service with the Company.  In accordance with the lump-sum or installment election made by the Named Officer prior to the deferral of compensation, benefits are distributed to the participant during the calendar year following the calendar year in which the participant’s termination of service occurs.  Substantial risk of benefit forfeiture does exist for participants in the plan.  The present value of accumulated benefits is included under “Postretirement benefit obligations” in the Consolidated Balance Sheets within the 2014 Annual Report on Form 10-K.

Qualified Retirement Plans

Please refer to the “Retirement Plans” section of the “Compensation Discussion and Analysis.”

The following table provides information concerning deferrals by the Named Officers of their earned compensation under the Company’s SERP and qualified retirement plans.

		Executive	Compnay	Aggregate	Aggregate	2013	Aggregate
		Contributions	Contributions	Earnings	Withdrawals/	Proxy	Balance at
		in 2014	in 2014	in 2014	Distributions	Adjustments	12/31/2014
Name	Plan (1)	($) (2)	($) (3)	($) (4)	($)	($) (5)	($)
Robert F. Weis	SERP	--	102,520	37,124	--	(231)	1,410,223
	Profit Sharing	--	--	54,134	131,154	--	1,103,369

Jonathan H. Weis	SERP	--	102,520	84,466	--	(231)	1,224,703
	Profit Sharing	--	--	746	--	--	18,214

Kurt A. Schertle	SERP	46,761	231,420	40,392	--	(231)	1,078,436

Scott F. Frost	SERP	19,348	26,420	15,649	--	(231)	403,872
	Profit Sharing	--	--	4,700	--	--	102,941

Harold G. Graber	SERP	33,616	26,420	34,480	--	(231)	666,314
	Profit Sharing	--	--	2,036	--	--	53,037

(1)

The Named Officers along with other highly compensated employees have limited participation in the 401(k) portion of the Retirement Savings Plan and are excluded from receiving contributions in the qualified profit sharing portion of the Plan once their annual earnings exceed the limitations imposed by the Internal Revenue Code and the Regulations implemented by the Internal Revenue Service for highly compensated employees.  A few of the Named Officers continue to possess an investment account in the profit sharing portion of the Plan, resulting from their tenure with the Company prior to becoming a highly compensated employee.

(2)	These amounts are reported in the “Summary Compensation Table” as “Salary.”
(3)	These amounts are reported in the “Summary Compensation Table” under “All Other Compensation.”
(4)	Earnings on deferred compensation under the Company’s SERP are not above market or preferential. Earnings from all plans are not included in the “Summary Compensation Table.”
(5)	These amounts represent adjustments to the aggregate earnings estimates made in the 2013 Proxy Statement.

Potential Payments upon Termination of Employment or Change in Control

The Company has entered into employment agreements with the Chairman, Vice Chairman, President and Chief Executive Officer.  These agreements provide for certain benefits for involuntary termination of employment other than for cause, but do not contain a change in control provision.

Chairman of the Board.  The Company has an agreement with its Chairman, Robert F. Weis, which provides that in the event his employment terminates for any reason, including but not limited to retirement, disability or death, the Company will continue to provide him and his spouse through December 31, 2023 with medical, dental, accident, disability and life insurance benefits substantially equivalent to those provided to employees.  If Mr. Weis had terminated his employment as of December 31, 2014, the estimated cost to the Company of providing these benefits through the date specified in the agreement would have been $93,554.

Vice Chairman, President and Chief Executive Officer.  On July 14, 2014, with retroactive effect to January 1, 2014, the Company entered into an Amended and Restated Employment Agreement with Jonathan H. Weis, who served as Vice Chairman and Secretary of the Company since 2004 and currently serves as Vice Chairman, President and Chief Executive Officer. The Amended and Restated Employment Agreement commenced on January 1, 2014 and continues through December 31, 2016.

Mr. Weis’ Employment Agreement provides that if prior to the end of the term, the officer’s employment is terminated without cause or the officer terminates his employment for good reason, the officer will be entitled to receive (1) continuation of base salary payments through the end of the term at the rate then in effect and (2) an incentive bonus for the year of termination and any subsequent remaining year of the term equal to the highest incentive bonus received by the officer for any of the two years preceding termination.  If prior to the end of the term the officer’s employment terminates due to death or disability, the officer (or his spouse or estate) is entitled to receive (1) continuation of base salary payments through the end of the term at 50% of the rate then in effect and (2) in the case of disability, a prorated bonus for the year of termination only in the amount the Company in good faith determines the officer would have received had his employment continued.  All salary continuation and incentive bonus payments would be made at the same time as if employment had continued.

Mr. Weis’ Chief Executive Officer Incentive Award Plan provides that if prior to the end of the term, the officer’s employment is terminated without cause, the officer will be entitled to receive a payment based upon the date of the termination, as follows:

If the Without Cause Termination occurs
on or between the following dates:	Amount to be Paid ($)
January 1, 2014 to December 31, 2014	2,500,000
January 1, 2015 to December 31, 2015	3,000,000
January 1, 2016 to December 31, 2016	3,500,000

The amount will be paid in a lump sum cash payment within 2 ½ months from the end of the calendar year in which the termination occurs; provided, however, in the event an amount is conditioned upon a separation from service and not compensation the officer could receive without separating from service, then payment shall be made to the officer who is a “specified employee” under Section 409A of the Code on the first day following the six-month anniversary of the officer’s separation from service.  Furthermore, the Chief Executive Officer Incentive Award Plan provides that if prior to the end of the term, the officer’s employment terminates due to death, the officer’s spouse or estate is entitled to receive $1,000,000, payable within sixty days of the date of death of the officer.

According to the terms of Mr. Weis’ Employment Agreement, the officer agrees (1) to at all times maintain the confidentiality of information pertaining to the Company’s business, and (2) until four years after termination of employment, not to (A) hire any Company employee or solicit or induce any employee, consultant, vendor or supplier of the Company to terminate or reduce its relationship with the Company or (B) except in the case of a termination by the Company without cause or by the officer for good reason, engage in any business which competes with the Company in the retail grocery business (or in any other business which accounted for more than 2% of the Company’s consolidated revenues) in any county in which the Company operates or any contiguous county.  The Company’s obligations to make payments or provide benefits to the officer under the Employment Agreement would cease upon any violation of these covenants.

The following table shows the benefits Mr. Weis would have received under the Employment Agreement if his employment had terminated for the reasons specified as of December 31, 2014.

		Non-Equity	Vice Chairman
Executive Benefits	Salary	Incentive	Incentive
and Payments	Continuation	Compensation	Award
By Covered Circumstance	($) (1)	Plan ($) (2)	Plan ($)
Without Cause or Good Reason	1,720,000	1,459,870	2,500,000
Disability	860,000	738,059	--
Death	860,000	738,059	1,000,000

(1)

Represents continuation of salary payments through the end of the Employment Agreement term at the rate of 100% in the case of a termination without cause or for good reason and 50% in the case of termination due to disability or death.

(2)

In the case of a termination without cause or for good reason, the amount represents the incentive bonus for 2015 through 2016 in an amount equal to the highest incentive bonus received for any of the two years preceding 2014 and the amount earned in 2014 and payable in 2015.  In the case of disability or death, the amount shown is the incentive bonus earned in 2014 and payable in 2015.

OTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Compensation of Directors

The following table shows the compensation earned by the Company’s non-management independent directors for services during fiscal 2014.

	DIRECTOR COMPENSATION
	Fees Earned or
Name	Paid in Cash ($)	Total ($)
Edward J. Lauth	83,500	83,500
Gerrald B. Silverman	77,500	77,500
Glenn D. Steele Jr.	77,500	77,500

In April 2014, after consulting with Towers Watson, the Board approved new compensation arrangements for non-management independent directors.  Effective as of April 2014, directors who are not officers of the Company or any of its subsidiaries receive an annual retainer of $90,000 paid in quarterly installments during the year.  The Chairman of the Audit Committee receives an additional $6,000 annual retainer fee paid in quarterly installments during the year.  Previously, the Company paid non-employee directors a retainer fee of $10,000 per quarter.

In addition, each non-management independent director is entitled to reimbursement for out-of-pocket expenses to attend meetings.  There is no additional remuneration for services rendered by directors serving on committees or for participation in the non-management independent director meetings.

Compensation Committee Interlocks and Insider Participation

Directors Lauth, Silverman and Steele were not officers or employees of the Company, nor have they had any relationship with the Company requiring disclosure under the SEC regulations.  None of the Company’s Named Officers have served on the board of directors or compensation committee of any other entity, which has or had one or more executive officers who served as a member of the Company’s Board or Compensation Committee during fiscal 2014.

Review and Approval of Related Party Transactions

The Company has adopted written “Conflicts of Interest” policies in its Code of Business Conduct and Ethics and in its Code of Ethics for CEO and CFO.  According to these policies, a conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the Company.  In other words, a conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his work effectively.  Conflicts of interest also arise when an employee, officer or director, or a member of his family, receives improper personal benefits as a result of his position in the Company.  Loans to or guarantees of obligations of such persons are likely to pose conflicts of interest, as are transactions of any kind between the Company and any other organization in which such person or any member of their family have an interest.

Under these policies, activities that could give rise to conflicts of interest are prohibited unless specifically approved in advance by the Audit Committee.  Because it is not always easy to determine whether a conflict of interest exists, any potential conflicts of interest must be reported immediately to the Executive Committee of the Board.  If a member of the Executive Committee of the Board is informed of any potential conflict of interest he must report it immediately to the Audit Committee.  The Audit Committee Charter specifically grants the Audit Committee the authority to review and approve all related party transactions.  These policies cover all Company officers, directors (or nominee), 5%-or-greater shareholders and immediate family members of these persons.

The Company’s Related Party Transaction policy includes the standards included in Section 404(b) of Regulation S-K as well as any other applicable standards under the NYSE rules and regulations.  The Related Party Transaction policy provides for pre-approval of certain transactions involving the Company’s directors, executives, nominees, beneficial owners of more than 5% of the Company’s voting securities and their family members, or an entity in which any of the foregoing persons has more than a 5% beneficial ownership.  The policies define “family member” to mean a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any other person living with the individual (except tenants and employees).

The policy defines “Related Person Transactions” as a transaction, arrangement or relationship (or series of transactions, arrangements or relationships) since the beginning of the Company’s last fiscal year in which the Company (including its subsidiaries) was, or is a participant and the amount exceeded $120,000, and in which any Related Person had, has or will have a direct or indirect material interest (other than solely as the result of being a director or a less than 10% beneficial owner of another entity).

Certain transactions are deemed to be pre-approved even if the amount exceeds $120,000:

•

transactions in the ordinary course of business involving payment of no more than $1,000,000 or 2% of the Company’s annual consolidated gross revenues to another company at which the related person is an employee, director or beneficial owner of less than 10% of Common Stock;

•

certain charitable contributions that do not exceed $250,000 (or 5% of the charitable organization’s annual consolidated gross revenues) to an organization in which the related person is an employee or director;

•	transactions where the related interest arises solely from the ownership of Weis Markets, Inc. Common Stock and all holders of the common stock receive the same benefits on a pro rata basis;
•

compensation to an executive officer or director which has to be reported in the proxy statement or compensation to an executive officer which is not an immediate family member of a related person or the compensation committee; and

•

any transaction involving a Related Person where the rates or charges involved are determined by competitive bids; rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; or involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Transactions that are not pre-approved must be presented to the Audit Committee for approval.  If the related person transaction is on-going, the Committee may establish guidelines for management for the relationship which must be reassessed on an annual basis.  Transactions will be approved if they are in the best interest of the Company and its shareholders.

No Director will participate in the discussion or approval of a transaction for which he or a family member is a related party, other than to provide material information.

All related person transactions will be disclosed in the Company’s applicable filings as required by applicable laws.

Currently, the Company does not have any related party transactions to report under “Review and Approval of Related Party Transactions.”  If the Company encounters related party transactions, they will be reviewed and approved by the Audit Committee in accordance with the Company’s Code of Business Conduct and Ethics, the Code of Ethics for CEO and CFO, the Audit Committee Charter and the Company’s Related Party Transaction policy.

Shareholder or Interested Parties Communications

Weis Markets, Inc. shareholders or interested parties may communicate with the Board by sending a letter to: Weis Markets, Inc. Board of Directors, c/o Corporate Secretary, 1000 South Second Street,  Sunbury, PA 17801-0471.  The Board has instructed the Secretary to review all communications received, and to exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints or suggestions) and personal grievances.  However, any director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the directors.

Shareholders or interested parties wishing to communicate directly with the non-management independent directors as a group may do so by sending a letter to Weis Markets, Inc., c/o Non-Management Independent Directors, 1000 South Second Street,  Sunbury, PA 17801-0471 or via their email address at nonmanagement@weismarkets.com.

Shareholders or interested parties who have concerns regarding accounting, improper use of Company assets, or ethical improprieties may report these concerns to the Audit Committee by sending a letter to Weis Markets, Inc., c/o Audit Committee Chairman, 1000 South Second Street,  Sunbury,  PA 17801-0471 or via its email address at audit@weismarkets.com.

Submissions to the non-management independent directors or the Audit Committee will remain confidential and can be made anonymously without fear of reprisal.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States and the SEC disclosure requirements.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2014 Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, its independent auditors for fiscal 2014, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States).  The Audit Committee has received from the independent auditors written disclosures pursuant to Statement on Auditing Standards No. 16, Communication with Audit Committees, and has discussed those matters with the independent auditors.  The Audit Committee has also received the written disclosure and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.

The Audit Committee discussed with the Company’s Chief Internal Auditor and the independent auditors the overall scope and plans for their respective audits.  The Audit Committee meets with the Chief Internal Auditor and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.  In performance of its oversight function, the Audit Committee also monitored Company management’s compliance with the Sarbanes-Oxley Act of 2002 by discussing with management, the Chief Internal Auditor and the independent auditors management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 27, 2014.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the 2014 Annual Report on Form 10-K for filing with the SEC.  The Audit Committee recommended to the Board, the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2015, subject to shareholder ratification.

Edward J. Lauth III, Committee Chairman

Gerrald B. Silverman

Glenn D. Steele Jr.

STOCK OWNERSHIP

Under regulations of the SEC, a person is considered the “beneficial owner” of a security if the person has or shares with others the power to vote the security (voting power), the power to dispose of the security (investment power) or the ability to acquire the security within 60 days.  In the tables below, “beneficial ownership” of the Company’s Common Stock is determined in accordance with these regulations and does not necessarily indicate that the person listed as a “beneficial owner” has an economic interest in the shares indicated as “beneficially owned.”

Beneficial Ownership of Directors and Management

The following table sets forth information regarding the amount and nature of beneficial ownership of the Company’s Common Stock as of March 6, 2015 by each director, each nominee, each Named Officer listed in the “Summary Compensation Table,” and for all executive officers and directors as a group.  Except as otherwise indicated in the footnotes to the table, each person named or a member of the group has sole voting and investment power with respect to the shares listed.  No shares have been pledged as security by the directors or Named Officers.

Name of	Amount and Nature		Percent
Directors and	of Beneficial		of
Management	Ownership		Class (1)
Robert F. Weis	12,622,216	(2)	46.9
Jonathan H. Weis	110,585		*
Kurt A. Schertle	---		*
Scott F. Frost	457		*
Harold G. Graber	1,746		*
Edward J. Lauth III	---		*
Gerrald B. Silverman	---		*
Glenn D. Steele Jr.	---		*
All executive officers and directors as a group (10 persons	12,735,003		47.3

*Owns less than 1% of class.

(1)	Based on 26,898,443 shares outstanding on March 6, 2015.
(2)

Robert F. Weis has sole voting and dispositive power as to all 12,622,216 shares listed.  This amount includes 6,649,087 shares held in trust under the Will of Harry Weis, with Mellon Bank, N.A. and Robert F. Weis as co-trustees.

5% Beneficial Owners

The following table sets forth information about shareholders who are known by the Company to be the beneficial owners of more than 5% of its Common Stock, which is its only class of voting securities, on March 6, 2015.  Information contained in the table and footnotes below was derived from filings made with the SEC by the beneficial owners.

Name and Address	Amount and Nature		Percent
of	of Beneficial		of
5% Beneficial Owner	Ownership		Class (1)
Robert F. Weis	12,622,216	(2) (4)	46.9
c/o Weis Markets, Inc.
1000 South Second Street
Sunbury, PA 17801

Ellen W. P. Wasserman	1,746,424	(3) (4)	6.5
c/o Weis Markets, Inc.
1000 South Second Street
Sunbury, PA 17801

Royce & Associates, LLC	1,673,133	(5)	6.2
745 Fifth Avenue
New York, NY 10151

EKTJ Management LLC	1,400,000	(5)	5.2
c/o George Cox
4 North Park Drive
Suite 121
Hunt Valley, MD 21030

(1)	Based on 26,898,443 shares outstanding on March 6, 2015.
(2)

Robert F. Weis has sole voting and dispositive power as to all 12,622,216 shares listed.  This amount includes 6,649,087 shares held in trust under the Will of Harry Weis, with Mellon Bank, N.A. and Robert F. Weis as co-trustees.

(3)	Ellen W. P. Wasserman has sole voting and investment power as to all 1,746,424 shares listed.
(4)

Robert F. Weis and Ellen W. P. Wasserman have agreed to act together for the purpose of voting their shares of Common Stock and thus constitute a group holding voting power over the sum of the shares listed for each of them individually in the table.

(5)

Royce & Associates, LLC has sole voting and dispositive power as to all 1,673,133 shares listed.  The interest of one account, Royce Special Equity Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LLC, amounted to 1,486,100 shares or 5.5% of the total shares outstanding.

(6)

EKTJ Management LLC has sole voting and dispositive power as to all 1,400,000 shares listed.  The Class A members of EKTJ Management LLC have the exclusive authority to manage and control the business and affairs of EKTJ Management LLC.  The three Class A Members, Kathryn J. Zox, Thomas H. Platz and James A. Platz, are the children of Ellen W. P. Wasserman.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that directors and officers of the Company and beneficial owners of more than 10% of its Common Stock file reports with the SEC with respect to changes in their beneficial ownership of equity securities of the Company.  Based solely upon a review of the copies of such reports furnished to the Company and written representations by certain persons that reports on Form 5 were not required, the Company believes that its directors, officers and greater-than-10% beneficial owners complied with all applicable 2014 Section 16(a) filing requirements.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee conducted a competitive process to select a firm to serve as the Company's independent registered public accounting firm for the fiscal year ending December 27, 2014.  The Audit Committee invited several firms to participate in this process.  As a result of this process, on February 3, 2014, the Audit Committee approved the dismissal of Grant Thornton LLP and the engagement of Ernst & Young LLP as the Company's independent registered public accounting firm with respect to its operations for fiscal 2014, subject to ratification by the holders of Common Stock of the Company.  In deciding to engage Ernst & Young LLP, the Audit Committee reviewed auditor independence and existing commercial relationships and concluded that Ernst & Young LLP has no commercial relationships with the Company that would impair its independence.  The Board and its Audit Committee recommend that shareholders approve the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending December 26, 2015 by voting “FOR” proposal number two.  If the shareholders do not approve the ratification of Ernst & Young LLP, the selection of such firm as independent auditors for the Company will be reconsidered by the Audit Committee.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

During fiscal years 2012 and 2013 the Company did not consult with Ernst & Young LLP regarding either:

•

The application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, nor did Ernst & Young LLP provide written or oral advice to the Company that Ernst & Young LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

•	Any matter that was either the subject of a “disagreement” (as defined in Regulation S-K Item 304(a)(1)(v)) or a “reportable event” (as defined in Regulation S-K Item 304(a)(1)(v)).

Grant Thornton LLP continued to serve as the Company’s independent registered public accounting firm until the completion of their audit of the Company’s consolidated financial statements as of and for the fiscal year ending December 28, 2013 and the effectiveness of internal control over financial reporting as of December 28, 2013, and the issuance of their reports thereon. Grant Thornton LLP issued such reports on March 13, 2014.

Grant Thornton LLP’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 28, 2013 and December 29, 2012 did not contain any adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of Grant Thornton LLP on the effectiveness of internal control over financial reporting as of December 28, 2013 and December 29, 2012 did not contain any adverse opinions or disclaimers of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 28, 2013 and December 29, 2012, and the subsequent interim period through March 13, 2014, there were (i) no disagreements between the Company and Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference to the subject matter of the disagreement in their reports on the Company’s consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Grant Thornton LLP with a copy of its Current Report on Form 8-K and its Current Report on 8-K/A (the “Reports”), in which the Company disclosed the above information prior to the time the Reports were filed with the Securities and Exchange Commission (the “SEC”) and requested that Grant Thornton LLP furnish letters addressed to the SEC stating whether or not it agrees with the statements made therein. These letters, dated February 7, 2014 and March 13, 2014, are filed as Exhibit 16.1 to the Reports filed on February 7, 2014 and March 13, 2014, respectively, and are incorporated herein by reference.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement, if they so desire, and to be available to respond to appropriate questions.

According to its Charter, the Audit Committee, comprised of independent members of the Board, is responsible for approving all audit engagement fees, terms and non-audit engagements with the independent auditors on behalf of the Company.  The Audit Committee considered the possible effect of non-audit services on the auditors’ independence and approved the type of non-audit services that were rendered.  The Company has not adopted a written policy for Audit Committee pre-approval of audit services and non-audit services performed by the independent auditors.  In fiscal 2014, all audit and tax fees associated with the independent auditors’ services were approved by the Audit Committee.

The following table sets forth Ernst & Young LLP fees billed to the Company for professional services related to fiscal 2014:

2014
Services Provided	($)
Audit (1)	525,000
Out of Pocket Expenses	27,661
Total	552,661

(1)

Represents the fees charged to the Company by Ernst & Young LLP for professional services provided in conjunction with the audit of the Company’s 2014 financial statements, review of the Company’s quarterly financial statements and attestation services normally provided in connection with statutory and regulatory filings and engagements.

The following table sets forth Grant Thornton LLP fees billed to the Company for professional services related to fiscal 2014 and 2013:

	2014	2013
Services Provided	($)	($)
Audit (1)	127,625	559,500
Tax (2)	65,000	193,487
Out of Pocket Expenses	2,184	2,801
Total	194,809	755,788

(1)

Represents the fees charged to the Company by Grant Thornton LLP for professional services provided in conjunction with the audit of the Company’s 2013 financial statements, review of the Company’s quarterly financial statements and attestation services normally provided in connection with statutory and regulatory filings and engagements.

(2)

Represents the fees charged to the Company by Grant Thornton LLP for services performed in connection with tax services other than those directly related to the audit of the income tax accrual, as part of the audit of the Company’s financial statements.  These tax services and related fees were approved by the Audit Committee after determination by the Audit Committee that such services would not compromise the independence of the auditors.

OTHER MATTERS

As of the date of this Proxy Statement, the Board is not informed of any matters, other than those stated above, that may be brought before the meeting.  The persons named in the enclosed form of proxy or their substitutes will vote with respect to any other matters brought before the Annual Meeting in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

The Company will provide, without charge, on written request from security holders, copies of the Company’s Annual Report on Form 10-K.  Written requests should be sent to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications,” by telephoning 1-866-999-WEIS (9347), or via email at financial_reports@weismarkets.com.  The 2014 Annual Report on Form 10-K is also available for viewing or printing from the Company’s website at http://www.weismarkets.com/financial.html.

SHAREHOLDERS’ PROPOSALS FOR NEXT ANNUAL MEETING

The Company’s by‑laws require that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing specified information, so that it is received by the Company not later than the notice deadline under the by‑laws.  This notice deadline will not be less than 120 calendar days before the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s Annual Meeting, or November 13, 2015 for the Company’s Annual Meeting in 2016.

The by‑law described above does not affect the right of a shareholder to request inclusion of a shareholder proposal in the Company’s Proxy Statement pursuant to SEC Rule 14a-8 or to present for action at an Annual Meeting any proposal so included.  Rule 14a-8 requires that written notice of a shareholder proposal requested to be included in the Company’s proxy materials pursuant to the Rule must also be received by the Company not less than 120 calendar days before the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s Annual Meeting.  For the Company’s Annual Meeting in 2016, this deadline would also be November 13, 2015.

The notices of shareholder proposals described under this caption must be given to the Corporate Secretary at the Company’s address set forth in “Shareholder or Interested Parties Communications.”  A copy of the by‑law provision described above will be furnished to any shareholder upon written request to the Secretary at the same address.

EXPENSES OF SOLICITATION

All expenses related to the solicitation of the proxies by the Board will be paid by the Company.  If proxies are not promptly received, officers, directors and regular employees of the Company may solicit proxies personally by telephone or otherwise, for which they will not receive additional compensation.  The Company may reimburse charges of banks, brokers, other custodians, nominees and fiduciaries to send proxy material to the beneficial owners and to secure their voting instructions, if necessary.  It is estimated that such costs will be nominal.

By Order of the Board of Directors,

Harold G. Graber

Secretary

Dated: March 12, 2015

Appendix 1

Companies included in the Towers Watson Compensation Survey

7-Eleven	Levi Strauss
Advance Auto Parts	Lululemon Athletica
Aeropostale	Luxottica Group
AmerisourceBergen	Macy's
ANN INC.	Mary Kay
Arby's Restaurant Group	Nash-Finch
Arrow Electronics	New York & Company
bebe stores	Nordstrom
Belk	Office Depot
Best Buy	Oshkosh
Big Lots!	Oxford Industries
Burberry	P.F. Chang's China Bistro
CarMax	PANDORA
Chico's FAS	PCM
Clarks Companies NA	Penske Automotive
Coach	Performance Food Group
Columbia Sportswear	Phillips-Van Heusen
Coty	Pier 1 Imports
Cracker Barrel Old Country Stores	Price Chopper/Golub Corporation
Cumberland Gulf Group	Ralph Lauren
CVS Caremark	Recreational Equipment
Darden Restaurants	Rent-A-Center
Delhaize America	Ross Stores
Denny's	Safeway
Destination Maternity	Schnuck Markets
Dollar Financial Group	Sony Corporation
Dot Foods	Spartan Stores
eBay	Stage Stores
Estee Lauder	Starbucks Coffee
Fifth & Pacific Companies, Inc.	SuperValu Stores
Gap	Target
GNC	Tiffany & Co.
Godiva Chocolatier	United Rentals
Home Depot	Valero Energy
Hot Topic	Vera Bradley
J. Crew	VF
J.C. Penny Company	VWR International
Katun Corporation	W.W. Grainger
Kenneth Cole	Wal-Mart Stores
Kohl's	Wendy's Group
Kroger	Whole Foods Market
Lbrands

# WEIS MARKETS, INC.

**To Be Held On:**

**April 23, 2015 at 10:00 a.m.**

**1000 South Second Street, Sunbury, Pennsylvania 17801**

| | |
|---|---|
| COMPANY NUMBER | |
| ACCOUNT NUMBER | |
| CONTROL NUMBER | |

**This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.**

**If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery, please make the request as instructed below before 04/08/15.**

**Please visit http://www.weismarkets.com/financial.html, where the following materials are available for view:**

- Notice of Annual Meeting of Shareholders
- Proxy Statement
- Form of Electronic Proxy Card
- Annual Report on Form 10-K

**TO REQUEST MATERIAL:** **TELEPHONE: 1-866-999-WEIS (9347)**
**E-MAIL: financial_reports@weismarkets.com**
**WEBSITE: http://www.weismarkets.com/financial.html**

**TO VOTE:** **ONLINE:** To access your online proxy card, please visit **www.voteproxy.com** and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at **www.voteproxy.com** up until 11:59 PM Eastern Daylight Time the day before the meeting.

- OR -

**IN PERSON:** You may vote your shares in person by attending the Annual Meeting.

- OR -

**TELEPHONE:** To vote by telephone, please visit **http://www.weismarkets.com/financial.html**, to view the materials and to obtain the toll free number to call.

- OR -

**MAIL:** You may request a proxy card by following the instructions above.

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR DIRECTOR.**

1. Election of Directors:

**NOMINEES:**
Robert F. Weis
Jonathan H. Weis
Harold G. Graber
Edward J. Lauth III
Gerrald B. Silverman
Glenn D. Steele, Jr.

**Please note that you cannot use this notice to vote by mail.**

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.**

2. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the corporation.

ANNUAL MEETING OF SHAREHOLDERS OF

# WEIS MARKETS, INC.

**April 23, 2015**

## PROXY VOTING INSTRUCTIONS

**INTERNET** - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

**TELEPHONE** - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM Eastern Daylight Time the day before the meeting.

**MAIL** - Sign, date and mail your proxy card in the envelope provided as soon as possible.

**IN PERSON** - You may vote your shares in person by attending the Annual Meeting.

**GO GREEN** - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

| | |
|---|---|
| **COMPANY NUMBER** | |
| **ACCOUNT NUMBER** | |
| | |

**NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL**: The Notice of Annual Meeting of Shareholders, proxy statement and proxy card are available at **http://www.weismarkets.com/financial.html**

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20603000000000000000 9 042315

**PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE** ☒

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR DIRECTOR.**

1. Election of Directors:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

| NOMINEES: | Number of Shares: |
|---|---|
| ○ Robert F. Weis | _____ |
| ○ Jonathan H. Weis | _____ |
| ○ Harold G. Graber | _____ |
| ○ Edward J. Lauth III | _____ |
| ○ Gerrald B. Silverman | _____ |
| ○ Glenn D. Steele, Jr. | _____ |

**INSTRUCTIONS:** To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

**CUMULATIVE VOTING:** Do NOT fill in the lines in the "Number of Shares" column unless you wish to use cumulative voting. To cumulate your vote for one or more of the above nominee(s), write on the lines after the name of each nominee the number of votes you desire to cast for that nominee. If you are cumulating your vote, do not mark the circle. If you wish to cumulate your votes, you must vote by using the proxy card rather than voting by telephone or the Internet. See page 1 of the Proxy Statement for an explanation of cumulative voting.

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.**

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 2. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the corporation. | ☐ | ☐ | ☐ |

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.